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                   [LETTERHEAD OF MORGAN, LEWIS & BOCKIUS]

                                             January 12, 1993



The Arbor Fund
2 Oliver Street
Boston, Massachusetts 02109

Gentlemen:

          We are furnishing this opinion with respect to the proposed offer and sale from time to time of units of beneficial interest, without par value (the "Shares"), of The Arbor Fund (the "Trust"), a Massachusetts business trust, in registration under the Securities Act of 1933 and the Investment Company Act of 1940, by a Registration Statement on Form N-1A (File No. 33-50718) as amended from time to time (the "Registration Statement").

          We have acted as counsel to the Trust since its inception, and we are familiar with the actions taken by its Trustees to authorize the issuance of the Shares. We have reviewed the Agreement and Declaration of Trust, the By-laws, and the minute books of the Trust, and such other certificates, documents and opinions of counsel as we deem necessary for the purpose of this opinion.

          We have reviewed the Trust's Notification of Registration on Form N-8A under the Investment Company Act of 1940. We have assisted in the preparation of the Trust's Registration Statement, including all pre-effective amendments thereto, filed or to be filed with the Securities and Exchange Commission.

          We have assumed the appropriate action will be taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating sales and offerings of securities.

          Based upon the foregoing, we  are of the opinion that:

          1. The Trust is a business trust validly existing under the laws of the Commonwealth of Massachusetts. The Trust is authorized to issue an unlimited number of Shares in series representing interests in the OakTree Diversified Growth Portfolio, the OakTree Intermediate-Term Income Portfolio, the OakTree Tax Free Bond Portfolio and the OakTree Prime Obligation Money Market Fund Portfolio of the Trust, and in such other series or classes as the Trustees may hereafter duly authorize.

          2. Upon the issuance of any Shares of any of the series or classes of the Trust for payment therefor as described in the prospectus and Statement of Additional Information for such series or class filed as part of the Registration Statement, the Shares so issued will be validly issued, fully paid and non-assessable.

          This opinion is intended only for your use in connection with the offering of Shares and may not be relied upon by any other person.
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          We hereby consent to the inclusion of this opinion as Exhibit 10 to the Trust's Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission and to the reference to our firm under the caption "Counsel and Independent Accountant" in the Prospectus and Statement of Additional Information filed as part of such Registration Statement.

                                   Very truly yours,


                                   /s/ Morgan, Lewis & Bockius
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